Exhibit 10.10


                    EXCHANGE & HOLD HARMLESS AGREEMENT
          For Lead Generation Business Segment of Monster Offers


THIS AGREEMENT is entered into as of the 19th day of November, 2010 by and between Monster Offers and Scott J. Gerardi (collectively referred to herein as the "Parties").

WHEREAS, the Mr. Scott J. Gerardi is the owner of 10,000,000 restricted shares of the common stock of Monster Offers ("the Company"), he is also the Director and President of the Company;

WHEREAS, Monster Offers, a Nevada Corporation is a publicly traded company whose stock is listed on the OTC-BB under the symbol: MONT;

WHEREAS, Scott J. Gerardi desires to exchange 8,000,000 of his restricted shares of Monster Offers for the Company's Lead Generation Business Segment and be held harmless from any claims arising out of this exchange upon the terms and conditions set forth below; and,

WHEREAS, upon the exchange of 8,000,000 shares for Monster Offers' Lead Generation Business Segment, Mr. Scott Gerardi will resign as a Director and continue as an Officer of the Company, until December 31, 2010, or until the Company names his replacement, whichever comes sooner.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereby agree to the following.

1.     Exchange of Share

     1.1 Mr. Scott J. Gerardi agrees to transfer and deliver 8,000,000 of his restricted shares of Monster Offers to Monster Offers in exchange for the Lead Generation Business Segment of Monster Offers including all contracts and assets of the Lead Generation Business Segment, including, but not limited to, the UnsubToday.com email marketing compliance software and the CYAClick.com traffic monetization software.

     1.2 If for any reason, the shares are not exchanged by December 15, 2010, this EXCHANGE AND HOLD HARMLESS AGREEMENT becomes null and void.

2. Representations and Warranties. In order to induce Monster Offers to enter into this Exchange Agreement and complete its transactions contemplated hereunder, Mr. Scott J. Gerardi represents and warrants that:

     2.1 Mr. Gerardi has good and marketable title to the Shares, and Monster Offers will receive the restricted Shares, free and clear of any liens or encumbrances;

     2.2 Mr. Gerardi has good and sufficient power, authority and capacity to enter into this Agreement and complete its transactions contemplated under this Agreement on the terms and conditions set forth herein, and the exchange of these Shares will not violate any other agreement or instrument to which the Parties are bound;

     2.3 Mr. Gerardi agrees, once the exchange takes place, will resign as a Director and continue as an Officer of the Company, until December 31, 2010, or until the Company names his replacement, whichever comes sooner.

    2.4 Mr. Gerardi, for a period of two years after leaving the company, agrees not to compete directly against Monster Offers existing social commerce business segment, specifically the "Deal of the Day" concept, as found at MonsterOffers.com or the DrHealthShare.com website; however, Mr. Gerardi is not precluded from utilizing other social commerce concepts in his new business endeavors.

3. Representations and Warranties. In order to induce the Scott J. Gerardi to enter into this Agreement and complete its transactions contemplated hereunder, Monster Offers represents and warrants to Mr. Gerardi that:

      3.1 Monster Offers has good and sufficient power, authority and capacity to enter into this Agreement and complete the transfer of the Lead Generation Business Segment of Monster Offers delineated in this Agreement on the terms and conditions set forth herein, and the exchange of these Shares will not violate any other agreement or instrument to which the Parties are bound; and

      3.2 Monster Offers agrees to release, and hold harmless Mr. Scott J. Gerardi, and his assignees and successors, against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs, expenses and disbursements, as and when incurred of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which the Parties are a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with this Agreement, the ownership of the Lead Generation Business Segment and the subsequent ownership of this business segment.

   3.3 Monster Offers will not compete directly or indirectly against its former Lead Generation Business Segment after Mr. Gerardi leaves the company for a period of one year.

      3.4 Monster Offers has an on-going obligation not to abandon its responsibilities to maintain financial responsibility at the current level of costs of the Lead Generation Business Segment until December 31, 2010 or until such time that Mr. Gerardi forms his new company and transfers the assets of Lead Generation Business Segment to his new company, whichever comes sooner.

4. Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

5. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by both Parties.

6.  Waiver of Compliance; Consents.

      6.1 Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the performance of such obligation, covenant or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, or agreement or condition will not operate as a waiver of, or estoppels with respect to, any subsequent or other failure.

      6.2 Whenever this Agreement requires or permits consent by or on behalf of any Party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

7. Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

8. Attorneys' Fees. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal there from, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

9. Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day that is not a Saturday, Sunday or legal holiday.

10. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF CALIFORNIA. THE PARTIES AGREE THAT ANY LITIGATION RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT MUST BE BROUGHT BEFORE AND DETERMINED BY A COURT OF COMPETENT JURISDICTION WITHIN CALIFORNIA.

11. Arbitration. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of this Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

12. Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

13. Confidentiality. The parties shall keep this Agreement and its terms confidential, but any party may make such disclosures as it reasonably considers are required by law or necessary to obtain financing. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, and information relating to personnel contracts, stock ownership, liabilities and litigation.

14. Costs, Expenses and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees).

15. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effecting during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in nature in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

16. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same. Facsimile copies may act as originals.

IN WITNESS HEREOF, the parties have duly executed this Agreement as of the date written herewith.


By: ___________________
       Scott J. Gerardi


Monster Offers

By:_____________________
      Paul Gain
      Chairman and CEO


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